As filed with the Securities and Exchange Commission on December 22, 2003

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CORILLIAN CORPORATION

(Exact name of Registrant as specified in its charter)

Oregon	91-1795219
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3400 NW John Olsen Place
Hillsboro, Oregon 97124

(Address of principal executive offices) (Zip code)

CORILLIAN CORPORATION
2003 NONQUALIFIED STOCK INCENTIVE COMPENSATION PLAN

(Full title of the plan)

ERICH J. LITCH,
General Counsel
CORILLIAN CORPORATION
3400 NW John Olsen Place
Hillsboro, Oregon 97124
(503) 629-3300

(Name, address and telephone number of agent for service)

Copies to:

ROY TUCKER
DANIELLE BENDERLY
Perkins Coie LLP
1211 S.W. Fifth Avenue, Suite 1500
Portland, Oregon 97204-3715

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	Amount to Be	Offering Price Per	Aggregate	Registration
to Be Registered	Registered (1)	Share (2)	Offering Price (2)	Fee

Common Stock, without par value, reserved for issuance under the Corillian Corporation 2003 Nonqualified Stock Incentive Compensation Plan	1,000,000	$5.58	$5,580,000	$451.42

(1)	Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the 2003 Nonqualified Stock Incentive Compensation Plan as the result of any future stock split, stock dividend or similar adjustment of the outstanding Common Stock of the Registrant.

(2)	Estimated pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of calculating the amount of the registration fee based on the average of the high sales price ($5.81) and low sales price ($5.34) for the Registrant’s Common Stock as reported on the Nasdaq National Market on December 18, 2003.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents are hereby incorporated by reference into this Registration Statement:

          (a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission (the “Commission”) on March 21, 2003;

          (b) The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2003, filed with the Commission on May 15, 2003, for the quarter ended June 30, 2003, filed with the Commission on August 12, 2003, and for the quarter ended September 30, 2003, filed with the Commission on November 13, 2003;

          (c) The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on February 2, 2000, under Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

     Any document filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that the securities offered hereby have been sold or that deregisters the securities covered hereby then remaining unsold shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective date on which such document is filed.

Item 4. DESCRIPTION OF SECURITIES

     Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     Not applicable.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As an Oregon corporation, the Registrant is subject to the Oregon Business Corporation Act. Pursuant to Section 60.047(2)(d) of the Oregon Business Corporation Act, Article 6 of the Registrant’s Restated Articles of Incorporation eliminates the liability of the Registrant’s directors to the Registrant or its shareholders, except for any liability related to (i) any breach of the duty of loyalty to the Registrant or its shareholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) any distribution that is unlawful under the Oregon Business Corporation Act; or (iv) any transaction from which the director derived an improper personal benefit.

     Sections 60.391 and 60.407(2) of the Oregon Business Corporation Act allow corporations to indemnify their directors and officers, respectively, against liability where the director or officer has acted in good faith and with a reasonable belief that actions taken were in the best interests of the corporation or at least not opposed to the corporation’s best interests and, if in a criminal proceeding, the individual had no reasonable cause to believe the conduct in question was unlawful. Under the Oregon Business Corporation Act, corporations may not indemnify against liability in connection with a claim by or in the right of the corporation or for any improper personal benefit in which the director or officer was adjudged liable to the corporation. Sections 60.394 and 60.407(1) of the Oregon Business Corporation Act mandate indemnification of directors and officers, respectively, for all reasonable expenses incurred in the successful defense of any claim made or threatened, whether or not such claim was by or in the right of the corporation. Finally, pursuant to the Sections 60.401 and 60.407(1) of the Oregon Business Corporation Act, a court may order indemnification in view of all the relevant circumstances, whether or not the director or officer met the good-faith and reasonable belief standards of conduct set out in Section 60.391 of the Oregon Business Corporation Act or was adjudged liable to the corporation.

     Section 60.414 of the Oregon Business Corporation Act also provides that the statutory indemnification provisions are not deemed exclusive of any other rights to which directors or officers may be entitled under a corporation’s articles of incorporation or bylaws, any agreement, general or specific action of the board of directors, vote of shareholders or otherwise.

     The Registrant’s Restated Articles of Incorporation and Restated Bylaws require indemnification of the Registrant’s directors to the fullest extent not prohibited by law and provide for the Registrant’s officer, agents, employees and fiduciaries.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not Applicable.

Item 8. EXHIBITS

Exhibit
Number	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered
23.1	Consent of KPMG LLP
23.2	Consent of Perkins Coie LLP (included in its Opinion filed as Exhibit 5.1)
24.1	Power of Attorney (see Signature Page)
99.1	Corillian Corporation 2003 Nonqualified Stock Incentive Compensation Plan

Item 9. UNDERTAKINGS

A. The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hillsboro, State of Oregon, on December 22, 2003.

CORILLIAN CORPORATION

By	/s/ Alex P. Hart

Alex P. Hart President and Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below hereby authorizes Alex P. Hart and Paul Wilde as attorneys-in-fact with full power of substitution, to execute in the name and on behalf of each person, individually and in each capacity stated below, any or all amendments (including any and all post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on December 22, 2003.

/s/ Alex P. Hart Alex P. Hart	President, Chief Executive Officer and Director (Principal executive officer)

/s/ Paul Wilde Paul Wilde	Chief Financial Officer (Principal financial and accounting officer)

/s/ Robert G. Barrett Robert G. Barrett	Director

/s/ Eric Dunn Eric Dunn	Director

/s/ John McCoy John McCoy	Director

/s/ Ravi Mohan Ravi Mohan	Director

/s/ Jay N. Whipple III Jay N. Whipple III	Director

INDEX TO EXHIBITS

Exhibit
Number	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered
23.1	Consent of KPMG LLP
23.2	Consent of Perkins Coie LLP (included in its Opinion filed as Exhibit 5.1)
24.1	Power of Attorney (see Signature Page)
99.1	Corillian Corporation 2003 Nonqualified Stock Incentive Compensation Plan